As filed with the Securities and Exchange Commission on January 13, 2006.	Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ORAGENICS, INC.
(Name of small business issuer in its charter)
Florida	2836	59-3410522
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ORAGENICS, INC. 13700 Progress Boulevard Alachua, Florida 32615 Tel: (386) 418-4018	Robert T. Zahradnik 4000 NW 51 Street, H-140 Gainesville, Florida 32606 Tel: (386) 418-4018
(Address and telephone of registrant’s executive office)	(Name, address and telephone number of agent for service)

Copies to:
Darrell C. Smith, Esq. Shumaker, Loop & Kendrick, LLP 101 E. Kennedy Boulevard Suite 2800 Tampa, Florida 33602 Tel: (813) 229-7600 Fax: (813) 229-1660

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Shares of common stock, par value $0.001	7,205,000	$0.38	$2,737,900	$293

(1)
The shares being registered consist of 4,137,500 shares of our common stock issued and outstanding and 3,067,500 shares issuable upon exercise of common stock purchase warrants outstanding as of the date hereof, and such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)
Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high ($0.40) and low ($0.35) prices of the common stock on January 9, 2006, as quoted on the American Stock Exchange. It is not known how may shares will be purchased under this registration statement or at what price shares will be purchased.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(A) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting under said section 8(A), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 13, 2006
Prospectus
ORAGENICS, INC.

7,205,000

Shares of common stock,

This prospectus covers up to 7,205,000 shares of our common stock, $0.001 par value per share, of which 4,137,500 of the shares are currently issued and outstanding and 3,067,500 of the shares are issuable upon exercise of outstanding warrants, which may be offered for resale by the selling shareholders named in this prospectus and the persons to whom such selling shareholders may transfer their shares. We do not know if any or all of the warrants will be exercised or if any or all of the shares will be resold. No securities are being offered or sold by us pursuant to this prospectus. The selling shareholders acquired the common stock and warrants to purchase common stock in transactions that were exempt from the registration requirements of federal and state securities laws. See page 15 under the heading “Selling Shareholders.” Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling shareholders identified in this prospectus to register for resale shares issued to them.

     Pursuant to this prospectus, the selling shareholders may sell some or all of the shares they hold through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the “Plan of Distribution” section of this prospectus, beginning on page 18. Except for the exercise of warrants, the selling shareholders, and not us, will receive all of the proceeds from any sales of the shares, less any brokerage or other expenses of the sale incurred by them.

     We will pay all registration expenses including, without limitation, all Securities and Exchange Commission (“SEC”) and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling shareholders.

     Each selling shareholder and any broker executing selling orders on behalf of the selling shareholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

     Our common stock is listed on the American Stock Exchange with the ticker symbol “ONI.” On January 9, 2006, the closing price of our common stock on the American Stock Exchange was $0.36 per share. Our principal executive offices are located at 13700 Progress Boulevard, Alachua, FL. 32615, and our telephone number is (386) 418-4018.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 4 of this prospectus.

    The date of this prospectus is _______, 2006.

About This Prospectus

The selling shareholders named in this prospectus may sell up to 7,205,000 shares of our common stock, of which 4,137,500 of the shares are currently issued and outstanding and 3,067,500 of the shares are issuable upon exercise of outstanding warrants. This prospectus provides you with a general description of the common stock the selling shareholders may offer. You should read this prospectus as well as additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover page. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and should be read together with the more detailed information and financial data and statements contained elsewhere and incorporated by reference in this prospectus. You should read the entire prospectus carefully, especially the discussion of the risks of purchasing our securities in "Risk Factors" on page 4.

Overview

We are an early-stage biotechnology company aimed at adding value to novel technologies and products sourced from innovative research at the University of Florida and other academic centers, as well as discovered internally. Our strategy is to in-license or internally discover and to develop products through human proof-of-concept studies (Phase II clinical trials of the U.S. Food and Drug Administration’s (FDA) regulatory process) prior to partnering with major pharmaceutical, biotechnology or healthcare product firms for advanced clinical development and commercialization. Since inception, we have funded a significant portion of our operations from the public and private sales of our securities. We have generated no significant revenues from operations during the last two years. All of our revenues have been from a sponsored research agreement and SBIR grants which have expired. We have not generated revenues from sales of products.

We hope to be in a position to continue to develop several products, each of which addresses potentially large market opportunities:

Replacement therapy is a single, painless one-time topical treatment that has the potential to offer lifelong protection against dental caries (tooth decay). The therapy is based on genetically altering the bacterium, Streptococcus mutans (S. mutans), which is the primary etiologic agent in tooth decay. Present in the normal flora of the mouth, Streptococcus mutans converts dietary sugar to lactic acid; the lactic acid, in turn, causes the erosion of tooth enamel that results in the destruction of the tooth surface and eventually the entire tooth. Replacement therapy permanently replaces resident acid-producing Streptococcus mutans with a patented, genetically engineered strain of Streptococcus mutans that does not produce lactic acid. Applied topically to tooth surfaces with a swab, the therapy requires only one application. We have begun Phase I clinical trials and expect to partner with a major healthcare products or pharmaceutical company prior to initiating Phase III clinical trials. To facilitate further patient recruitment in our Phase I clinical trial, we opened an additional clinical site in June 2005, however, we have had very limited patient enrollment through December 31, 2005 due to the rigorous requirements for enrollment imposed upon us by the FDA. Our efforts regarding patient enrollment continue and upon adequate funding, we remain committed to complete the human safety study of replacement therapy to the satisfaction of the FDA.

Mutacin 1140 is a highly potent bactericidal peptide that is produced by our strain of Streptococcus mutans. Our proprietary mutacin was discovered by our researchers during the course of developing replacement therapy and is a novel antibiotic that has broad-spectrum antimicrobial activity against essentially all Gram-positive bacteria including vancomycin-resistant Staphylococcus aureus. The antibiotic currently is in preclinical stages of development. During the second quarter of 2005, we completed development of a proprietary manufacturing process for mutacin 1140, which overcame a previous hurdle to that molecule’s development. We are now able to manufacture in sufficient quantities to allow us to conduct preclinical studies needed to enable the filing of an Investigational New Drug (IND) application. If we are able to secure adequate funding, we plan to continue to perform in vitro antimicrobial susceptibility and toxicity testing during the first half of 2006 before performing more detailed animal safety and efficacy studies using mutacin 1140. Upon adequate funding and successful completion of this testing and the animal studies we expect to be positioned to file an IND in the fourth quarter of 2006.

Probiotics are live microorganisms that confer health benefits to the host when administered in adequate amounts; the use of yogurt containing live Lactobacillus cultures is an example of a probiotic application. We have identified three natural strains of bacteria that provide significant protection against the causative organisms of periodontal disease and dental caries. Because probiotic treatments may be marketed as a cosmetic or as "health supplements" in certain geographic areas without the need for extensive regulatory oversight, we believe that with adequate funding, we may achieve commercialization of our probiotic product in these markets by late 2006. We are continuing our efforts to seek partners in Europe and Asia for market opportunities for our oral probiotic technology. If successfully developed, our oral rinse product will be one of the first probiotics to be marketed for the maintenance of oral health.

IVIAT and CMAT are technologies we licensed from iviGene Corporation, a company related to us by common ownership. These technologies enable the simple, fast identification of novel and potentially important gene targets associated with the natural onset and progression of infections, cancers and other diseases in humans and other living organisms, including plants. These licensed technologies offer the potential to generate and develop a number of product candidates for future out-licensing to corporate partners, particularly in the area of cancer and tuberculosis, as well as agricultural and other non-human uses.

Business Objectives and Milestones
The specific goal of our business is to successfully develop, clinically test and obtain FDA approval for sales of products based on our licensed, patented technologies. Our strategy is to develop novel technologies through human proof-of-concept studies (Phase II clinical trials) prior to partnering with major pharmaceutical, biotechnology or health care product firms for advanced clinical development and commercialization. Upon successful completion of proof-of-concept studies, we intend to consider sublicensing our licensed, patented technologies to one or more strategic partners that would be responsible for advanced clinical development, completing the U.S. Food and Drug Administration’s approval process, and manufacturing and marketing our products. In order to accomplish these objectives, we must obtain additional capital and take the following actions:

Replacement Therapy

1.	Initiate Phase Ib clinical trial.
Mutacin 1140

1.	Complete preclinical studies, including animal toxicity and efficacy, required for an investigational new drug application submission.
2.	Submit an investigational new drug application to the FDA.
Probiotic Technology

1.	Develop appropriate manufacturing and packaging systems.
2.	Complete one human study.
The above actions, individually and in the aggregate, are expected to be costly to undertake and complete and will require additional capital over and above what we currently have available to us. Our current available capital limits our ability to fully develop our technologies. We expect to allocate our limited capital resources to the development of our technologies while we continue to explore additional capital raising opportunities. There can be no assurances that such additional capital will be available to us. The time period for the development of our technologies could change depending on the progress of our ability to negotiate a partnering arrangement, as well as our efforts to raise additional capital.

We were incorporated in Florida in 1996. We amended our articles of incorporation on May 8, 2002, in order to change our name from Oragen, Inc. to Oragenics, Inc. and to increase our authorized capital from 100,000 shares of common stock to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. Our executive office is located at 13700 Progress Boulevard, Alachua, FL 32615. This is also our mailing address. Our registered office is 4730 S.W. 103 Way, Gainesville, Florida 32608. Our telephone number is (386) 418-4018. Our corporate website is at www.oragenics.com. We do not intend the reference to our web address to incorporate by reference in this prospectus the information on our website. The information on our website is not intended to be part of this prospectus and you should not rely on it when making a decision to invest in our securities. Unless the context otherwise requires, the terms “we,”  “our,”  “us,”  “the company” and “Oragenics” refer to Oragenics, Inc., a Florida corporation, and not to the selling shareholders.

Recent Developments

On December 14, 2005, we closed on a private placement of our common stock to accredited investors and issued 2,937,500 shares of common stock and warrants to acquire 2,937,500 shares of common stock. We received net proceeds of approximately $1,105,000 from this private placement after deducting estimated offering expenses and fees payable by us and excluding any proceeds which we may hereafter acquire upon exercise of the warrants, if any. We intend to use the net proceeds from this private placement for working capital and general corporate purposes, including the continued development of our technologies. With these funds, we currently expect to have sufficient capital to continue to operate our business through the first quarter of 2006. However, we will need substantial additional funds in order to continue the development of our technologies. There can be no assurance that such capital will be available to us. We have a contractual obligation to pay a minimum royalty of $25,000 quarterly and spend or cause to be spent an aggregate of $1,000,000 per annum toward research, development and regulatory prosecution, in order to maintain our license with the University of Florida Research Foundation, Inc. for our replacement therapy and Mutacin 1140 technologies. If we are unable to make the required expenditures or royalty payments, our license could be terminated which will substantially diminish the value of our company.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision in our securities. These risk factors are effective as of the date of this prospectus and shall be deemed to be modified or superseded to the extent that a statement contained in our future filings incorporated herein by reference modifies or replaces such statement. All of these risks may impair our business operations. The forward-looking statements in this prospectus and in the documents incorporated herein by reference involve risks and uncertainties and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our stock could decline, and you may lose all or part of your investment.

Risks Associated with Our Company

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

We have incurred annual operating losses of $3,077,888, $1,672,954 and $699,603, respectively, during the past three fiscal years of operation. As a result, at September 30, 2005 we had an accumulated deficit of $7,961,967. We have generated minimal revenues to date and our revenues have not been sufficient to sustain our operations. Although we recently completed a $1,175,000 private placement of equity securities, we do not currently expect to have sufficient capital to sustain our operations beyond the first quarter of 2006. If we are not able to raise additional capital, among other things:

•	We will need to cease operations and be unable to pursue further development of our technologies;
•	We will have to lay-off our personnel;
•	We could be unable to continue to make public filings;
•	We will be delisted from the American Stock Exchange; and
•	Our licenses for our replacement technology and Mutacin 1140 technology could be terminated which would significantly harm our business.

At September 30, 2005, we had working capital of approximately $222,000. The independent registered public accounting firm’s report for the year ended December 31, 2004, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and limited working capital raise substantial doubt about our ability to continue as a going concern. We have an operating cash flow deficit of $2,900,228 for the nine months ended September 30, 2005, and have sustained operating cash flow deficits of $2,745,243 in 2004, $1,218,910 in 2003 and $677,442 in 2002. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have yet to establish any history of profitable operations. Our limited revenues to date have not been related to the commercialization or licensing of our products and have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our replacement therapy, probiotic and Mutacin 1140 technologies. No assurances can be given when this will occur or that we will ever be profitable.

We must spend at least $1 million annually on development of our replacement therapy and Mutacin 1140 technologies and $100,000 annually as minimum royalties under our license agreements with the University of Florida Research Foundation, Inc. We must also comply with certain other conditions of our licenses. If we do not, our licenses to these technologies may be terminated, and we may have to cease operations.

We hold our replacement therapy and Mutacin 1140 technologies under licenses from the University of Florida Research Foundation, Inc. Under the terms of the licenses, we must spend at least $1 million per year on development of those technologies before the first commercial sale of products derived from those technologies. In addition, we must pay $25,000 per quarter as minimum royalties to the University of Florida Research Foundation, Inc. under our license agreements. If we do not, our licenses could be terminated. Until commercial sales of such products take place, we will not be earning revenues from the sale of products and will, therefore, have to raise the money we must spend on development of our technologies by other means, such as the sale of our common stock. There is no assurance we will be able to raise the financing necessary to meet our obligations under our licenses. If we cannot, we may lose our licenses to these technologies and have to cease operations.

The University of Florida Research Foundation, Inc. may terminate our licenses in respect of our replacement therapy technology and our Mutacin 1140 technology if we breach our obligations to timely pay monies to it, submit development reports to it or commit any other breach of the covenants contained in the license agreements. There is no assurance that we will be able to comply with these conditions. If our license is terminated, our investment in development of our replacement therapy and Mutacin 1140 technologies will become valueless and we may have to cease operations.

If we are unable to maintain regulatory clearance or obtain approval for our technologies, we will be unable to generate revenues and may have to cease operations.

Only our replacement therapy technology has been granted clearance to begin Phase 1 human clinical trials by the Food and Drug Administration (FDA). Clinical trials on our replacement therapy are expected to take 4-5 years to fully complete. Our other technologies have not been cleared for testing in humans. Our technologies have not been cleared for marketing by the FDA or foreign regulatory authorities and they will not be able to be commercially distributed in the United States or any international markets until such clearances are obtained. Before regulatory approvals can be obtained, our technologies will be subject to extensive preclinical and clinical testing. These processes are lengthy and expensive. We cannot assure that such trials will demonstrate the safety or effectiveness of our technologies. There is a possibility that our technologies may be found to be unsafe or ineffective or otherwise fail to satisfy regulatory requirements. If we are unable to resolve the FDA's concerns, we will not be able to proceed further to obtain regulatory approval for that technology. If we fail to maintain regulatory clearance for our replacement therapy or fail to obtain FDA clearance for our other technologies, we may have to cease operations.

Our product candidates are in the preliminary development stage, and may not be effective at a level sufficient to support a profitable business venture. If they are not, we will be unable to create marketable products, and we may have to cease operations.

All of our product candidates are in the preliminary development state. Although we have current data which indicates the promise of the concept of our replacement therapy and Mutacin 1140 technologies, we can offer you no assurance that the technologies will be effective at a level sufficient to support a profitable business venture. If they are not, we will be unable to create marketable products, we will not generate revenues from our operations, and we may have to cease operations. The science on which our replacement therapy and Mutacin 1140 technologies are based may also fail due to flaws or inaccuracies on which the data are based, or because the data are totally or partially incorrect, or not predictive of future results. If our science proves to be flawed, incorrect or otherwise fails, we will not be able to create a marketable product or generate revenues and we may have to cease operations.

The success of our research and development activities is uncertain. If they do not succeed, we will be unable to generate revenues from our operations and we will have to cease doing business.

We intend to continue with research and development of our technologies for the purpose of licensing these technologies to third parties or obtaining regulatory approval to manufacture and market them. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs may exceed the amounts we have budgeted and actual time may exceed our expectations. If research and development requires more funding than we anticipate, then we may have to reduce technological development efforts or seek additional financing. There can be no assurance that we will be able to secure any necessary additional financing or that such financing would be available on favorable terms. Additional financings could result in substantial dilution to existing stockholders. We anticipate we will remain engaged in research and development for a considerable period of time, and there can be no assurance that we will be able to generate adequate revenue from operations.

Each of the technologies we are developing for eventual commercialization will face various forms of competition from other products in the marketplace.

The pharmaceutical and biotechnology industries are characterized by intense competition, rapid product development and technological change. Most of the competition that the products developed from our technologies will face will come from companies that are large, well established and have greater financial, marketing, sales and technological resources than we have. Commercial success of our technologies will depend on our ability and the ability of our sublicensees to compete effectively in product development areas such as, but not limited to, drug safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than the products developed from our technologies or that would render our products obsolete and non-competitive.

We rely on the significant experience and specialized expertise of our senior management and must retain and attract qualified scientists and other highly skilled personnel in a highly competitive job environment to maintain and grow our business.

Our performance is substantially dependent on the continued services and on the performance of our senior management and our team of research scientists, who have many years of experience and specialized expertise in our business. Our performance also depends on our ability to retain and motivate our other executive officers and key employees. The loss of the services of our Chief Executive Officer, Robert T. Zahradnik and our Chief Scientific Officer, Dr. Jeffrey D. Hillman, and any of our other executive officers or of our researchers could harm our ability to develop and commercialize our technologies. We have no “key man” life insurance policies. We have three year employment agreement with Dr. Hillman, which automatically renews for one-year term unless 90 days written notice is given by either party.

Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial and research personnel. If we fail to attract, integrate and retain the necessary personnel, our ability to maintain and build our business could suffer significantly.

It is possible that our replacement therapy and oral probiotic technologies will be less effective in humans than they have been shown to be in animals. It is possible our Mutacin 1140 technology will be shown to be ineffective or harmful in humans. If any of these technologies are shown to be ineffective or harmful in humans, we will be unable to generate revenues from them, and we may have to cease operations.

To date the testing of our replacement therapy technology has been undertaken solely in animals. Those studies have proven our genetically altered strain of S. mutans to be effective in preventing tooth decay in animals. It is possible that our strain of S. mutans will be shown to be less effective in preventing tooth decay in humans in clinical trials. If our replacement therapy technology is shown to be ineffective in preventing tooth decay in humans, we will be unable to commercialize and generate revenues from this technology. To date the testing of our oral probiotic technology has been undertaken solely in animals. Those studies have shown our technology to be effective at helping to reduce certain bacteria that are believed to cause periodontal disease. It is possible that our probiotic technology will not be effective in reducing those bacteria and will not improve periodontal health. If our oral probiotic technology is shown to be ineffective or harmful to humans, we will be unable to commercialize it and generate revenues from sales. To date the testing of the antibiotic substance, Mutacin 1140, has been undertaken solely in the laboratory. We have not yet conducted animal or human studies of Mutacin 1140. It is possible that when these studies are conducted, they will show that Mutacin 1140 is ineffective or harmful. If Mutacin 1140 is shown to be ineffective or harmful, we will be unable to commercialize it and generate revenues from sales of Mutacin 1140. If we are unable to generate revenues from our technologies, we may have to cease operations.

It is possible we will be unable to find a method to produce Mutacin 1140 in large-scale commercial quantities. If we cannot, we will be unable to undertake the clinical trials that are required in order to obtain FDA permission to sell it, we will be unable to generate revenues from product sales, and we may have to cease operations.

Our antibiotic technology, Mutacin 1140, is a substance produced by our genetically altered strain of S. mutans. To date, it has been produced only in laboratory cultures. In March 2005 we successfully developed a methodology for manufacturing Mutacin 1140 in quantities sufficient to undertake the preclinical studies necessary to prepare an Investigational New Drug (IND) application to the FDA. We believe we will be able to optimize this methodology to allow large-scale commercial production of the antibiotic. However, this methodology may not be feasible for large-scale manufacture of the Mutacin 1140 antibiotic. If we are not able to optimize this methodology, we will be unable to generate revenues from this technology and we may have to cease operations.

If clinical trials for our product candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could cause our stock price to decline and we may have to cease operations.

         Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our products are safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and expensive process.

         Completion of clinical trials may take several years. Commencement and rate of completion of clinical trials may be delayed by many factors, including:

• lack of efficacy during the clinical trials;
• unforeseen safety issues;
• slower than expected patient recruitment; and
• government or regulatory delays.

        Results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. A number of new products have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of the clinical trials and changes in regulatory policy during the period of product development. Any delays in, or termination of, our clinical trials will materially and adversely affect our development and commercialization timelines, which would adversely affect our business and cause our stock price to decline and may cause us to cease operations.

We intend to consider relying on third parties to pay the majority of costs relating to regulatory approvals necessary to manufacture and sell products using our technologies. If we are unable to obtain agreements with third parties to fund such costs, we will have to fund the costs ourselves. We may be unable to do so, and if we are not, we may have to cease operations.

We intend to consider sublicensing our technologies to strategic partners prior to commercialization. If we do so, our sublicensees will pay the costs of any remaining clinical trials, and manufacturing and marketing of our technologies. If we are unable to sublicense our technologies, we will have to pay for the costs of Phase II and III trials and new drug applications to the FDA ourselves. We would also have to set up our own manufacturing facilities and find our own distribution channels. This would greatly increase our future capital requirements and we cannot be assured we would be able to obtain the necessary financing. If we cannot obtain financing, we may have to cease operations.

If our expected collaborative partnerships do not materialize or fail to perform as expected, we will be unable to develop our products as anticipated.

        We expect to enter into collaborative arrangements with third parties to develop certain products by sublicensing our technologies to strategic partners. We cannot assure you that we will be able to enter into these collaborations or that, if entered, they will produce successful products. If we fail to maintain our existing collaborative arrangements or fail to enter into additional collaborative arrangements, the number of products from which we could receive future revenues would decline.

         Our dependence on collaborative arrangements with third parties subjects us to a number of risks. These collaborative arrangements may not be on terms favorable to us. Agreements with collaborative partners typically allow partners significant discretion in electing whether or not to pursue any of the planned activities. We cannot control the amount and timing of resources our collaborative partners may devote to products based on the collaboration, and our partners may choose to pursue alternative products. Our partners may not perform their obligations as expected. Business combinations or significant changes in a collaborative partner's business strategy may adversely affect a partner's willingness or ability to complete its obligations under the arrangement. Moreover, we could become involved in disputes with our partners, which could lead to delays or termination of the collaborations and time-consuming and expensive litigation or arbitration. Even if we fulfill our obligations under a collaborative agreement, our partner can terminate the agreement under certain circumstances. If any collaborative partner were to terminate or breach our agreement with it, or otherwise fail to complete its obligations in a timely manner, our chances of successfully commercializing products would be materially and adversely affected.

If our intellectual property rights do not adequately protect our products or technologies, or if third parties claim we are infringing their intellectual property rights, others could compete against us more directly or we could suffer significant litigation. Such results could prevent us from marketing our products and hurt our profitability

Our success depends in part on our ability to obtain patents or rights to patents, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks and other intellectual property rights. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, trademarks and licenses. Patent protection generally involves complex legal and factual questions and, therefore, enforceability of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide adequate protection against competitors. In addition, any future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. Moreover, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

In addition to patents and trademarks, we rely on trade secrets and proprietary know-how. We seek protection of these rights, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

In the event of an infringement or violation, we may face litigation and may be prevented from pursuing product development or commercialization. We may receive in the future, notice of claims of infringement of other parties’ proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future and it is possible that past or future assertions or prosecutions could harm our business. We received notification from B.C. International Corporation on July 29, 2002 that a gene utilized in our licensed, patented strain of S. mutans infringes a patent which it holds under a license. Their notification did not state that they intended to pursue legal remedies. Our management does not believe the gene in question infringes that patent. We have sent them correspondence setting out our position and we have not heard anything further from them. If necessary, we are prepared to assert our rights vigorously with respect to such matter. If litigation should ensue and we are unsuccessful in that litigation, we could be enjoined for a period of time from marketing products which infringe any valid patent rights held or licensed by B.C. International Corporation and/or we could owe substantial damages.

We are subject to substantial government regulation, which could materially adversely affect our business.

The production and marketing of products which may be developed from our technologies and our ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities. Most of the technologies we are developing must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market, and we cannot guarantee that any of such products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

       Delays in or rejection of FDA or other government entity approval of our technologies may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States. In the United States more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market products based on our licensed, patented technologies for broader or different applications or to market updated products that represent extensions of our basic technologies. In addition, we may not receive FDA approval to export our products based on our licensed, patented technologies in the future, and countries to which products are to be exported may not approve them for import.

Any manufacturing facilities would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of our products or facilities may result in restrictions on the product or the facility, including withdrawal of the product from the market or other enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to our technologies. It is possible that the FDA will issue additional regulations further restricting the sale of our proposed products. Any change in legislation or regulations that govern the review and approval process relating to our future technologies could make it more difficult and costly to obtain approval for new products based on our technologies, or to produce, market, and distribute such products if approved.

We can offer you no assurance the government and the public will accept our licensed patented technologies. If they do not, we will be unable to generate sufficient revenues from our technologies, which may cause us to cease operations.

The commercial success of our replacement therapy, oral probiotics and Mutacin 1140 technologies will depend in part on government and public acceptance of their production, distribution and use. Biotechnology has enjoyed and continues to enjoy substantial support from the scientific community, regulatory agencies and many governmental officials in the United States and around the world. Future scientific developments, media coverage and political events may diminish such support. Public attitudes may be influenced by claims that health products based on biotechnology are unsafe for consumption or pose unknown risks to the environment or to traditional social or economic practices. Securing governmental approvals for, and consumer confidence in, such products poses numerous challenges, particularly outside the United States. The market success of technologies developed through biotechnology such as ours could be delayed or impaired in certain geographical areas because of such factors. Products based on our technologies may compete with a number of traditional dental therapies and drugs manufactured and marketed by major pharmaceutical companies and other biotechnology companies. Market acceptance of products based on our technologies will depend on a number of factors including potential advantage over alternative treatment methods. We can offer you no assurance that dentists, physicians, patients or the medical and dental communities in general will accept and utilize products developed from our technologies. If they do not, we may be unable to generate sufficient revenues from our technologies, which may cause us to have to cease operations.

We may be exposed to product liability claims if products based on our technologies are marketed and sold. Because our liability insurance coverage will have limitations, if a judgment is rendered against us in excess of the amount of our coverage, we may have to cease operations.

Because we are testing new technologies, and will be involved either directly or indirectly in the manufacturing and distribution of the technologies, we are exposed to the financial risk of liability claims in the event that the use of the technologies results in personal injury or death. There can be no assurance that we will not experience losses due to product liability claims in the future, or that adequate insurance will be available in sufficient amounts, at an acceptable cost, or at all. A product liability claim, product recall or other claim, or claims for uninsured liabilities or in excess of insured liabilities, may have a material adverse effect on our business, financial condition and results of operations. Although we currently carry $2,000,000 in general liability insurance, such insurance may not be sufficient to cover any potential liability. We could be sued for a large sum of money and held liable in excess of our liability coverage.  If we cannot pay the judgment, we may have to cease operations.

There is uncertainty relating to favorable third-party reimbursement in the United States. If we can't obtain third party reimbursement for products based on our technologies, it could limit our revenue.

In the United States, success in obtaining payment for a new product from third parties such as insurers depends greatly on the ability to present data which demonstrates positive outcomes and reduced utilization of other products or services as well as cost data which shows that treatment costs using the new product are equal to or less than what is currently covered for other products. If we are unable to obtain favorable third party reimbursement and patients are unwilling or unable to pay for our products out-of-pocket, it could limit our revenue and harm our business.

We have limited resources which exposes us to potential risks resulting from new internal control requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

We are evaluating our internal controls in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002. We may encounter unexpected delays in implementing the requirements relating to internal controls, therefore, we cannot be certain about the timing of completion of our evaluation, testing and remediation actions or the impact that these activities will have on our operations. We also expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements. We are a small company with limited resources that will make it difficult for us to timely comply with the requirements of Section 404. If we are not able to timely comply with the requirements set forth in Section 404, we might be subject to sanctions or investigation by regulatory authorities. Any such action could adversely affect our business and financial results. The requirement to comply with Section 404 of the Sarbanes-Oxley Act of 2002 will become effective for our fiscal year ending December 31, 2007.

       In addition, in our system of internal controls we may rely on the internal controls of third parties such as payroll service providers. In our evaluation of our internal controls, we will consider the implication of our reliance on the internal controls of third parties. Until we have completed our evaluation, we are unable to determine the extent of our reliance on those controls, the extent and nature of the testing of those controls, and remediation actions necessary where that reliance cannot be adequately evaluated and tested.

Risk Factors Relating to our Common Stock

Any sale of our common stock to Fusion Capital under its Common Stock Purchase Agreement with us will cause dilution and the sale of the shares of common stock acquired by Fusion Capital thereunder could cause the price of our common stock to decline.

 We have entered into a stock purchase agreement with Fusion Capital to sell up to $9.0 million of our common stock to them. However, Fusion Capital neither has the right nor the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.75. Our common stock price has traded below $0.75 and as of January 9, 2006 was trading below $0.75, which prohibits the availability of funding from Fusion Capital under our agreement with them. The purchase price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement with Fusion Capital will fluctuate based on the price of our common stock. All shares acquired by Fusion Capital and resold pursuant to a registration statement will be freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares offered pursuant to the registration statement we filed in connection with our obligation under the Fusion Capital transaction will be sold over a period of up to 30 months from the date of the effectiveness of the registration statement. Depending upon market liquidity at the time, a sale of such shares at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. As long as our stock price is below $0.75 we will not be able to sell any shares of our common stock to Fusion Capital in which case our ability to acquire needed capital will be adversely affected and our business could be harmed.

Our stock price historically has been volatile and our stock’s trading volume has been low.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Although our common stock began trading on the American Stock Exchange under the symbol “ONI” on May 20, 2004, the trading price of our common stock has been, and may be, subject to wide fluctuations in response to a number of factors, many of which are beyond our control. These factors include:

•	quarter-to-quarter variations in our operating results;
•	the results of testing, technological innovations, or new commercial products by us or our competitors;
•	governmental regulations, rules, and orders;
•	general conditions in the healthcare, dentistry, or biotechnology industries;
•	comments and/or earnings estimates by securities analysts;
•	developments concerning patents or other intellectual property rights;
•	litigation or public concern about the safety of our products;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel;
•	release of escrow or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock;
•	potential litigation;
•	adverse announcements by our competitors; and
•	the additional sale of common stock by us in a capital raising transaction.

Historically, the daily trading volume of our common stock has been relatively low. We cannot guarantee that an active public market for our common stock will be sustained or that the average trading volume will remain at present levels or increase. In addition, the stock market in general, has experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. Broad market factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities, and the diversion of management's attention and resources. Since our initial public offering and through January 9, 2006 our stock price has fluctuated from $4.45 to $0.35 per share. To the extent our stock price fluctuates and/or remains low, it could impair our ability to raise capital through the offering of additional equity securities.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. As of January 9, 2006, there were 18,146,117 shares of our common stock outstanding, with another 3,265,000 shares of common stock issuable upon exercise of warrants to investors and underwriters, 1,260,000 shares issuable upon exercise of options issued and an additional 240,000 shares available for issuance under our stock option plans. The issuance of our stock underlying these options is covered by an S-8 registration statement we filed with the SEC and may be resold into the market. As of January 9, 2006, we had approximately 1,320,106 shares of common stock held in escrow pursuant to Canadian law and underwriter requirements in connection with our initial public offering pursuant to escrow agreements. These remaining shares are subject to release from escrow and until such time are subject to the limitations of the respective escrow agreements. Of these shares 1,230,115 are held by principals of the Company and 89,991 are held by the University of Florida Research Foundation, Inc. Through January 9, 2006, approximately 6,970,649 shares held by principals (including former directors) and 509,949 shares held by the University of Florida Research Foundation, Inc. have been released from escrow. The released shares held by the principals (excluding former directors) may be resold into the market under Rule 144. This could cause the market price of our common stock to drop significantly. The shares held by the University of Florida Research Foundation, Inc. are eligible for resale without restriction once released from escrow.

We may be unable to maintain the listing of our common stock on the American Stock Exchange and that would make it more difficult for stockholders to dispose of their common stock.

Our common stock is listed on the American Stock Exchange. We cannot guarantee that it will always be listed. The American Stock Exchange rules for continual listing include minimum market capitalization and other requirements, which we may not meet in the future, particularly if the price of our common stock declines.

If our common stock is de-listed from the American Stock Exchange, trading in our common stock would be conducted, if at all, on the NASD’s OTC Bulletin Board in the United States. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of our common stock.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

•that a broker or dealer approve a person’s account for transactions in penny stocks; and
•the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•obtain financial information and investment experience objectives of the person; and
•make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•sets forth the basis on which the broker or dealer made the suitability determination; and
•that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Risk Factors Relating to this Offering

The sale of shares by the selling stockholders as contemplated by the registration statement filed by us may encourage our other shareholders to sell their stock and have an adverse impact on the market price of our common stock and the issuance of shares upon exercise of the warrants will result in dilution to our existing shareholders.

The sale of our common stock by the selling stockholders named in the registration statement we filed as contemplated thereby will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, the mere prospect of resales by the selling stockholders as contemplated by the registration statement could depress the market price for our common stock. The issuance of any shares pursuant to any exercise of the warrants will dilute the equity interest of existing shareholders and could have an adverse effect on the market price of our common stock.

The perceived risk of dilution may cause our shareholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short-selling could further contribute to progressive price declines in our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock by the selling shareholders including the resale of any common shares that the warrant holders acquire upon exercise of the warrants. If all of the warrants are exercised, we would receive additional proceeds of $1,833,500. It is uncertain when, if ever, we will receive any proceeds from exercise of the warrants.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. Other than as set forth below, neither the selling shareholders nor any of its affiliates has held a position or office, or had any other material relationship, with us. Unless otherwise indicated, the percentage of outstanding shares beneficially owned is based on 18,146,117 shares issued and outstanding at January 9, 2006. The percentage of shares beneficially owned after the offering assumes the resale by the selling shareholder of all of the shares covered by this registration statement and the retention of all shares previously owned.

Selling Stockholders	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
The Arbitrage Fund (1)	752,553	4.07%	500,000	1.20%
Mark Campbell(2)	245,000	1.34%	200,000	*
Brian John McAlister(3)	919,168	4.98%	679,168	1.15%
George T. Hawes(4)	3,000,767	15.67%	2,496,667	2.56%
Gundyco in Trust for Amelia Investments Ltd.(5)	905,067	4.96%	454,167	2.16%
Gundyco in Trust for Andrew Hyslop(6)	426,666	2.33%	400,000	*
Hans E. Moppert(7)	500,000	2.72%	500,000	*
Norman Hamilton Sawers(8)	603,833	3.28%	583,333	*
D. B. Management Ltd.(9)	764,833	4.16%	583,333	*
Terrance Arnold Nikolai(10)	238,334	1.31%	228,334	*
Christina Marie Escher(11)	80,833	*	58,333	*
Harold Martin Punnett(12)	348,300	1.92%	100,000	1.18%
Roger Goodwin(13)	214,165	1.17%	204,165	*
William F. Matlack(14)	87,500	*	87,500	*
Westrock Advisors, Inc.(15)	130,000	*	130,000	*
	9,217,019		7,250,000
_____________________
* less than one percent

(1)
John Orrico is Managing Partner of the Arbitrage Fund and has sole voting and investment power over the shares. The shares being registered hereby include 250,000 shares of common stock and 250,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share. Of the shares not included in this registration statement, 85,000 shares are issuable upon exercise of warrants.

(2)
The shares being registered hereby include 100,000 shares of common stock and 100,000 shares issuable upon exercise of warrants at $0.60 per share. Of the shares not included in this registration statement, 15,000 shares are issuable upon the exercise of warrants.

(3)
The shares being registered for resale hereby include (i) 300,000 shares of common stock, (ii) 300,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 79,168 shares acquired from our directors. Mr. McAlister was a former director from March 25, 2002 to May 25, 2004.

(4)
The shares being registered for resale hereby include (i) 1,000,000 shares of common stock, (ii) 1,000,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 496,667 shares acquired from our directors. Contemporaneously with the closing of the private placement, Mr. Hawes was appointed to our board of directors to fill the vacancy left by Mr. Soponis’ resignation. Mr. Hawes is also included as a party to a definitive agreement with us for a further financing transaction that is expected to close on February 8, 2006. The transaction provides for equity based financing of up to $600,000, consisting of up to 1,500,000 shares of newly issued shares of our common stock at a price of $0.40 per share and the issuance of an equal number of warrants to purchase shares of common stock that will be exercisable at $0.60 per share. This transaction has not yet closed and as such neither the shares nor the warrants Mr. Hawes may acquire as a participant in the transaction are not included in his beneficial ownership.

(5)
The shares being registered for resale hereby include (i) 112,500 shares of common stock, (ii) 112,500 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 229,167 shares acquired from our directors. Kelly Hyslop has sole voting and investment power of the shares. Mr. Hyslop has provided business consulting services to the Company for which he has been issued stock options to purchase up to 50,000 shares of common stock at $4.00 per share and 50,000 shares of common stock at $1.80 per share.  He is not currently under contract with the Company.

(6)
The shares being registered for resale hereby include (i) 200,000 shares of common stock and (ii) 200,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share. Andrew Hyslop has sole voting and investment power of the shares.

(7)	The shares being registered for resale hereby include (i) 250,000 shares of common stock and (ii) 250,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share.

(8)
The shares being registered for resale hereby include (i) 250,000 shares of common stock, (ii) 250,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 83,333 shares acquired from our directors.

(9)
The shares being registered for resale hereby include (i) 250,000 shares of common stock, (ii) 250,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 83,333 shares acquired from our directors. Doug Berry is President of D.B. Management Ltd. and has sole voting and investment power over the shares.

(10)
The shares being registered for resale hereby include (i) 75,000 shares of common stock, (ii) 75,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 78,334 shares acquired from our directors.

(11)
The shares being registered for resale hereby include (i) 25,000 shares of common stock, (ii) 25,000 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 8,333 shares acquired from our directors.

(12)	The shares being registered for resale hereby include 100,000 shares acquired from our directors.

(13)
The shares being registered for resale hereby include (i) 87,500 shares of common stock, (ii) 87,500 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 29,165 shares acquired from our directors.

(14)
The shares being registered for resale hereby include (i) 37,500 shares of common stock, (ii) 37,500 shares of common stock able to be acquired upon the exercise of warrants at $0.60 per share and (iii) 12,500 shares acquired from our directors.

(15)
Westrock Advisors previously entered into an investment advisor agreement with us and in connection with the termination of that agreement, Westrock Advisors received warrants to acquire 35,000 shares of our common stock at $0.40 per share and warrants to acquire 95,000 shares of our common stock at $0.60 per share. In connection with the termination agreements, we agreed with Westrock Advisors to include the shares issuable on exercise of its warrants in this registration statement.

On December 14, 2005, we issued a total of 2,937,500 shares of our common stock and warrants to purchase 2,937,500 shares of our common stock in a private placement to accredited investors. The issuance of the shares of common stock and warrants was made pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. We received gross proceeds of $1,175,000 in the private placement and incurred estimated costs of approximately $70,000 resulting in net proceeds of approximately $1,105,000. We intend to use the net proceeds of the private placement, including any proceeds from exercise of the warrants, for working capital and general corporate purposes. The warrants representing shares of common stock are exercisable by the accredited investors at any time over a two-year period at an exercise price of $0.60 per share. This prospectus covers the resale of the shares acquired by the accredited investors and the shares underlying the warrants issued in the private placement.

Certain of the accredited investors acquired, in private transactions, an aggregate of 1,200,000 shares of common stock from Mento Soponis and Jeffrey Hillman. Mr. Hillman is currently one of our directors and Mr. Soponis is a former director. These shares are also included in this registration statement for resale by the selling shareholders pursuant to our agreement to register these shares for resale.

In connection with the termination of an investment advisor agreement between us and Westrock Advisors, Inc. we issued warrants on similar terms as those issued in the private placement, representing the right to acquire 130,000 shares of common stock were issued to Westrock Advisors, Inc. Of the 130,000 shares covered by the warrants, 95,000 are at an exercise price of $0.60 per share and 35,000 are at an exercise price of $0.40 per share. We are registering the resale of the shares that may be issued upon exercise of the warrants pursuant to our agreement to do so.

PLAN OF DISTRIBUTION

We are registering the shares of common stock and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. The selling shareholders and any of their pledgees, assignees, donees and successors-in-interest may, from time to time, sell any or all of their resale shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed to keep the registration statement of which this prospectus is part effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without volume restrictions pursuant to Rule 144(k) or (ii) all of the shares have been sold pursuant to the registration statement of which this prospectus is part or Rule 144 under the Securities Act or any other Rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Certain legal matters with respect to the securities offered through this prospectus will be passed upon for us by Shumaker, Loop & Kendrick, LLP.

EXPERTS
The financial statements of Oragenics, Inc. appearing in Oragenics, Inc.’s Annual Report (Form 10-KSB) for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Oragenics, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with them, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference the documents listed below and any future filings we will make with the SEC, including filings after the date of the initial registration statement and prior to effectiveness of the registration statement, under Sections 13 (a), (c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, until this offering has been completed:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2004 and filed on March 14, 2005 (and our amendment on Form 10-KSB/A filed on June 22, 2005).

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005, filed on May 13, 2005.

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005, filed on August 11, 2005.

•	Our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005, filed on November 7, 2005.

•	Our Current Report on Form 8-K filed on February 8, 2005.

•	Our Current Report on Form 8-K filed on April 5, 2005.

•	Our Current Report on Form 8-K filed on May 2, 2005.

•	Our Current Report on Form 8-K filed on May 23, 2005.

•	Our Current Report on Form 8-K filed on July 7, 2005.

•	Our Current Report on Form 8-K filed on August 29, 2005 (as amended by our Report on Form 8-K/A filed on August 31, 2005).

•	Our Current Report on Form 8-K filed on September 13, 2005.

•	Our Current Report on Form 8-K filed on November 22, 2005.

•	Our Current Report on Form 8-K filed on December 19, 2005.

•	Our Current Report on Form 8-K filed on January 12, 2006.

•
The description of our common stock contained in our registration statement on Form 8-A No. 001-32188 filed with the SEC on May 19, 2004 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may obtain free copies of these filings and other documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Oragenics, Inc.
13700 Progress Boulevard
Alachua, Florida 32615
Attention: Chief Financial Officer
(386) 418-4018 X232

If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 under the Securities Act relating to the shares of common stock that may be offered by the selling stockholders. This prospectus is included as a part of that registration statement and we have omitted from this prospectus additional information contained in the registration statement as provided by the rules and regulations of the SEC. For further information about us and the securities offered in this prospectus, you should review the registration statement and information incorporated by reference therein.

We file annual, quarterly and current reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You may read and copy this information at the following location of the Commission:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. Our SEC filings are also available to you free of charge at the SEC’s web site. The address of that site is http://www.sec.gov.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of this offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$293

Accounting Fees and Expenses	15,000

Legal Fees and Expenses	15,000

Miscellaneous Expenses	3,300

TOTAL	$33,593

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As provided in our bylaws and under Florida law, our directors shall not be personally liable to our company or any other person for monetary damages for breach of duty of care or any other duty owed to our company as a director, unless the breach of or failure to perform those duties constitutes:

*	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

*	a transaction from which the director received an improper personal benefit, directly or indirectly;

*	in a proceeding by or in the right of our company or a shareholder, an act or omission which involves a conscious disregard for the best interests of our company or which involves willful misconduct;

*
in a proceeding by or in the right of someone other than our company or a shareholder, an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property; or

*	a distribution made in violation of Florida law.

Our bylaws provide that we are required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was our director, officer, employee or agent against liability incurred in the proceeding if he acted in good faith and in a manner the director reasonably believed to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Our bylaws and Florida law also provide that we shall indemnify a director, officer, employee or agent who has been successful on the merits or otherwise in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director, officer, employee or agent of our company against expenses actually and reasonably incurred by him in connection with such defense.

ITEM 16. EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No	Exhibit	Filing Date	Filed Herewith

4.1	Specimen Stock Certificate	SB-2	333-100568	4.1	10/16/02
4.2	Securities Purchase Agreement, dated November 20, 2005 among the purchasers and Oragenics, Inc.					X
4.3	Registration Rights Agreement dated November 20, 2005, among the investors and Oragenics, Inc.					X
4.4	Specimen warrant certificate					X
5.1	Opinion of Shumaker, Loop & Kendrick, LLP regarding legality of the securities being registered					X
10.1	Termination Agreement between Westrock Advisors, Inc. and Oragenics, Inc.					X
23.1	Consent of Ernst & Young LLP					X
23.2	Consent of Shumaker, Loop & Kendrick, LLP (included in exhibit 5.1)
24.	Power of Attorney (signature page)

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-3 Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alachua, Florida, on this 13th day of January, 2006.

ORAGENICS, INC.

BY:	/s/ Robert T. Zahradnik
Robert T. Zahradnik, President, Chief Executive Officer and Director

BY:	/s/ Paul A. Hassie
Paul A. Hassie, Secretary, Treasurer, Principal Accounting Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Robert T. Zahradnik and Paul A. Hassie, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert T. Zahradnik	President, Principal Executive Officer and Director	January 13, 2006
Robert T. Zahradnik

/s/ Paul A. Hassie	Principal Accounting Officer and Chief Financial Officer	January 13, 2006
Paul A. Hassie

/s/ David J. Gury	Chairman of the Board of Directors	January 13, 2006
David J. Gury

/s/ Brian Anderson	Member of the Board of Directors	January 13, 2006
Brian Anderson

/s/ Jeffrey D. Hillman	Member of the Board of Directors	January 13, 2006
Jeffrey D. Hillman

/s/ George T. Hawes	Member of the Board of Directors	January 13, 2006
George T. Hawes

EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No	Exhibit	Filing Date	Filed Herewith

4.1	Specimen Stock Certificate	SB-2	333-100568	4.1	10/16/02
4.2	Securities Purchase Agreement, dated November 20, 2005 among the purchasers and Oragenics, Inc.					X
4.3	Registration Rights Agreement dated November 20, 2005, among the investors and Oragenics, Inc.					X
4.4	Specimen warrant certificate					X
5.1	Opinion of Shumaker, Loop & Kendrick, LLP regarding legality of the securities being registered					X
10.1	Termination Agreement between Westrock Advisors, Inc. and Oragenics, Inc.					X
23.1	Consent of Ernst & Young LLP					X
23.2	Consent of Shumaker, Loop & Kendrick, LLP (included in exhibit 5.1)
24.	Power of Attorney (signature page)

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